Contact:	Ray Harlin
Chief Financial Officer
(423) 510-3323

U.S. XPRESS ENTERPRISES ANNOUNCES
STOCK REPURCHASE PROGRAM

CHATTANOOGA, Tenn. (May 24, 2004) - U.S. Xpress Enterprises, Inc. (NASDAQ/NM: XPRSA) announced today that its board of directors has authorized the Company to repurchase up to $10 million of its common stock, subject to criteria established by the board. The stock may be purchased on the open market or in privately negotiated transactions at any time until May 24, 2005, at which time the board may elect to extend the repurchase program.

        The Company stated that its board of directors believes that the Company’s stock is an appropriate investment in light of prevailing market prices. Any purchases would be at management’s discretion based upon prevailing prices, liquidity and other factors. The repurchased shares will be held as treasury stock and may be used for issuances under the Company’s employee stock option plan or for other general corporate purposes as the board may determine.

    U.S. Xpress Enterprises, Inc. is the fifth-largest publicly owned truckload carrier in the United States, as measured by revenue. The Company provides regional, dedicated and expedited truckload services throughout North America, with regional capabilities in the West, Midwest and Southeastern United States. The Company is one of the largest providers of expedited and time-definite services in the truckload sector. U.S. Xpress focuses on customers operating in dedicated, just-in-time or deferred airfreight market segments, while utilizing one of the largest team-operated fleets in the industry. Xpress Global Systems, Inc., a wholly owned subsidiary, is a provider of transportation, warehousing and distribution services to the floor coverings industry and provides airport-to-airport transportation services to the airfreight and airfreight forwarding industries through a network of 81 locations in North America. Xpress Global Systems also provides distribution-related services to a number of other industries, including retail, automotive and building materials. The Company also offers logistic services through its joint ownership of Transplace, an Internet-based global transportation logistics Company.

        This press release contains certain forward-looking information that is subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Without limitation, these risks and uncertainties include economic recession or downturns in customers’ business cycles, rapid fluctuations in fuel pricing or availability, increases in interest rates, the availability of adequate sources of financing and the availability of qualified drivers. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and in the Company’s periodic reports on forms 10-K and 10-Q.

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4080 Jenkins Road, Chattanooga, TN 37421
423.510.3000